SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

May 2, 2012

Date of report (Date of earliest event reported)

PIPER JAFFRAY COMPANIES

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-31720	30-0168701
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Nicollet Mall, Suite 800 Minneapolis, Minnesota	55402
(Address of Principal Executive Offices)	(Zip Code)

(612) 303-6000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 2, 2012, Piper Jaffray Companies (the “Company”) entered into a Third Amendment to Credit Agreement (the “Amendment”) with SunTrust Bank, as administrative agent (the “Agent”), and the lenders party thereto providing for certain amendments to its Credit Agreement with the Agent and the lenders party thereto dated as of December 29, 2010 (as amended, the “Credit Agreement”).

Among other things, the Amendment amends existing covenants in the Credit Agreement requiring the Company to maintain certain levels of cash and regulatory net capital and requiring the Company’s asset management segment to achieve minimum earnings before interest, taxes, depreciation and amortization, in both cases making such covenants less restrictive. The Amendment also amends the covenant in the Credit Agreement that limits the Company’s ability to make payments on its capital stock by permitting $25 million of additional repurchases of common stock during the 2012 fiscal year.

In connection with the Amendment, the Company is required to make a prepayment of the term loan under the Credit Agreement in the principal amount of $15,000,000, and will pay certain fees and expenses of the Agent and the lenders.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference in this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Third Amendment to Credit Agreement, dated May 2, 2012, by and among the Company, SunTrustBank, as administrative agent, and the lenders party thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIPER JAFFRAY COMPANIES

Date: May 4, 2012	By	/s/ Timothy L. Carter
Timothy L. Carter
Treasurer

EXHIBIT INDEX

No.	Description	Manner of Filing

10.1	Third Amendment to Credit Agreement, dated May 2, 2012, by and among the Company, SunTrust Bank, as administrative agent, and the lenders party thereto	Filed Electronically